Exhibit 99.2

HydroPhi Announces Planned Installation of HydroPlant

on Public Transportation Buses in Poland

Water-based hydrogen fuel production systems designed to

improve fuel efficiency and reduce greenhouse gas emissions

ATLANTA, GA and WARSAW, Poland – HydroPhi Technologies Europe S.A. (“HTE”), exclusive European licensee and distributor for HydroPhi Technologies Group, Inc. (“HPTG”), a developer of water-based, clean energy technology that delivers improved fuel economy and reduced greenhouse gas emissions, today announced its first installations of the Hydroplant™ units in Poland. Under the agreement executed with a large public fleet operator in one of the largest cities in Poland, the technology would be tested initially on two buses from October 15, 2014 to February 15, 2015.

HPTG has granted HTE the exclusive European rights to market and sell HydroPlant™, a technology that uses an on-board, on-demand electrolysis system to separate hydrogen and oxygen from water, which is then injected into the air intake of engines utilizing carbon-based fuels such as diesel, unleaded gasoline and natural gas. HydroPlant™ is designed to eliminate the need for high-pressure hydrogen storage or hazardous chemicals while producing a stable, inexpensive alternative fuel source.

The on-road and off-road diesel engines market in Europe is expected to expand as industrialized nations transition to alternative energy sources under pressure due volatile diesel prices and stricter environmental regulations. Market estimates from Freedonia Group indicate that the addressable market for the technology encompasses approximately 10 million new diesel engines per year and 100 million existing engines. According to vehicle numbers provided by the Central Statistical Office in Poland, the Polish market represents an addressable market of over 3 million trucks (with diesel engines accounting for 68.5% of total trucks), 11,518 public transportation buses and 16,908 buses for road transportation services. A meaningful share of these vehicles should benefit from the Company’s HydroPlant™ system.

Wojciech Grzegorczyk, President of HydroPhi Technologies Europe S.A., commented, “We look forward to our cooperation with HydroPhi Technologies Group, Inc., whereby we will perform these tests and expect to then rollout the technology across the public transportation system in one of the largest cities in Poland. Our agreement and planned testing with this large public fleet operator will help validate our technology in Europe and serve as an important step forward towards introducing the technology across Poland and Europe. In Poland today, ticket revenue is not sufficient to cover operating expenses of public buses, and with over 100 thousand citizens utilizing the public bus system across Poland, cities and municipalities are looking for cost effective solutions to reduce fuel consumption, while meeting new environmental regulations.  We believe HydroPlant is an ideal solution.”

Roger M. Slotkin, CEO of HydroPhi Technologies Group, Inc., stated, “We are pleased to help HTE, our European affiliate, launch the Hydroplant™ technology in Poland. We believe that our innovative technology will help improve fuel efficiency, enable significant environmental benefits, and offer a high return-on-investment for fleet operators. Our plan is to continue our expansion across Poland in the upcoming months and years, where there is very high demand for fuel and emission reduction technologies.”

About HydroPhi

HydroPhi Technologies Group, Inc. (“HPTG”), listed on OTC Market, is a developer of water-based hydrogen fuel production systems. The Company’s technology isn’t a fuel cell, nor is it a hydrogen alternative to traditional hydrocarbon fuels. The system utilizes distilled water for the production of hydrogen and oxygen, which is then injected into the air intake of an engine utilizing carbon-based fuels such as diesel, unleaded gasoline and natural gas. HPTG’s technology, (HydroPlant™) has been tested on transit buses in Mexico with reduced vehicle operating costs by improved fuel efficiency up to 20%, while lowering greenhouse gas emissions up to 70%. By using an on-board, on-demand electrolysis system, the technology eliminates the need for high-pressure hydrogen storage or hazardous chemicals while producing a stable, inexpensive alternative fuel source. By offering a real-time monitoring system as part of a hydrogen fuel solution with retrofit capability into standard vehicle engines, HPTG provides fuel efficiency to a potentially broad spectrum of users, including logistics, trucking, heavy equipment, marine and agriculture. Additional information about the Company and the technology is available at: www.hydrophi.com.

Contacts:

David K. Waldman

Crescendo Communications Europe Sp. z o.o.

Tel : +1-212-671-1021

e-mail: hte@crescendo-ir.com